Exhibit (a)(11)

King Pharmaceuticals,® Inc. 400 Crossing Blvd. Bridgewater, NJ 08807
October 26, 2010
Dear Valued Speaker,
We are pleased to inform you that Pfizer Inc. and King Pharmaceuticals, Inc. on October 12, 2010 announced the execution of a definitive merger agreement with Pfizer acquiring King under terms of the agreement. The tender offer is subject to regulatory approval and we are targeting a late fourth-quarter 2010 or first-quarter 2011 closing assuming successful execution of the tender process and receipt of the appropriate regulatory clearances. In the meantime, we will continue to operate as usual and we commit to keeping you informed.
This strategic combination will allow Pfizer to leverage its existing commercial capabilities and expertise to create one of the leading broad portfolios of products for Healthcare Professionals. This is an important milestone for King and will provide a stronger organization to meet your needs and those of your patients, today and tomorrow. We have appreciated your collaboration and will keep you informed of further developments.
Sincerely,
The Thrombin JMI® Brand Team
Copyright © 2010 King Pharmaceuticals®, Inc. All rights reserved. Printed in U.S.A. 10/2010

Cautionary Note Regarding King Pharmaceuticals, Inc. Forward-Looking Statements
Except for the historical information presented herein, matters discussed herein may constitute forward-looking statements that are subject to a number of risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements preceded by, followed by or that include the words “future”, “anticipate”, “potential”, “believe”, “may”, “could”, “would”, “might”, “possible”, “will”, “should”, “expect” or other terms of similar meaning, are forward-looking statements. Investors and security holders are cautioned not to place undue reliance on these forward-looking statements. Risks and uncertainties that could cause results to differ from expectations include: uncertainties as to the timing of the tender offer and merger; uncertainties as to how many King shareholders will tender their shares in the offer; the risk that competing offers will be made; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, customers, vendors, other business partners or governmental entities; other business effects, including effects of industry, economic or political conditions outside of King’s control; transaction costs; as well as risks discussed from time to time in King’s public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including its most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q, as well as the tender offer documents filed by Parker Tennessee Corp. and Pfizer Inc. with the SEC on October 22, 2010 and the Solicitation/Recommendation Statement filed by King with the SEC on October 22, 2010 in connection with the tender offer. The information contained in these materials is as of October 26, 2010. King disclaims any intent or obligation to update any forward-looking statements as a result of new information, future developments or otherwise. Copies of King’s public disclosure filings are available from its investor relations department.

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